Exhibit 99.1

September 27, 2005

CharterMac was deeply saddened by the catastrophic events of Hurricane Katrina and our entire organization is dedicated to the rebuilding of the Gulf Coast.

We are very fortunate that both our direct risk assets and our assets under management for third parties have experienced minimal damage from the Hurricane. Most importantly, the employees of our New Orleans office and their families are safe. Our employees demonstrated true dedication and fortitude, having mobilized to open a temporary office in Lafayette, LA within a week of the Hurricane. We are extremely proud of them and their efforts, as our clients did not experience any sense of disruption.

Due to limited access to certain properties, as well as the understandable delays in our ability to determine the extent of insurance coverage of the borrowers of the affected properties, we are still evaluating the extent of CharterMac’s financial exposure on a few properties. Based upon the information available to date, the Company’s financial exposure is likely to be minimal, including minimal incremental cost for the relocation of our New Orleans Office. However, it will take some time to assess the full ramifications of Hurricane Katrina on our Company. Some examples of situations that are too early to assess include: (i) the effects of the likely increase in construction costs; (ii) whether the increase in physical occupancy in our properties in the southwest and southeast will be permanent in nature; and (iii) any changes that the government agencies propose for some of the financing programs that we offer (i.e. whether the IRS will make any proposed temporary changes to the tax code for the Low Income Housing Tax Credit program).

The following is a summary of our exposure by business line:

Portfolio Investing/Direct Risk: CharterMac identified 16 properties located in South Florida, the Florida Panhandle, Alabama, Louisiana and Mississippi for which the Company is the first mortgage bond holder. None of these properties sustained any major damage, with some experiencing minor cosmetic damage including landscaping and façade issues. There is one property, located in New Orleans, for which CharterMac provided a forward commitment to acquire the first mortgage bond when construction is completed. The construction of this property was nearly complete at the time of the Hurricane. The equity for this property was provided by a fund that is managed by the Company’s subsidiary, Related Capital Company, and CharterMac is obligated to provide a specified rate of return to the fund’s investors. The Company has not yet determined what, if any financial obligation it will have; however, CharterMac believes that any financial commitment will be short term as the property should be completed shortly, and will offer the residents of New Orleans an extremely attractive, affordable housing option once the area is declared habitable.

Fund Management; Tax Credit Investments: CharterMac identified 105 properties located in the areas listed above that are in investment funds managed by Related Capital Company. In addition to the property in New Orleans noted above, the Company has identified five other properties that sustained major damage. Of the five, three are in public funds that were sponsored by Related Capital in the early 1990’s and sold to retail investors. All three of the properties are close to the end of their tax credit compliance periods and have third-party debt. The other two are in private funds that Related Capital sponsored and sold to institutional investors within the past few years. Both of these properties are under construction and CharterMac is determining their level of insurance coverage. Currently the Company does not expect that there will be a financial exposure related to these properties.

Neither American Mortgage Acceptance Company (whose assets we also manage), nor Capri Capital Advisors (the pension fund advisory company in which we have made a 49% ownership investment) had any properties that were affected by Katrina.

Mortgage Banking: CharterMac Mortgage Capital, the Company’s mortgage banking subsidiary, identified 13 properties in its loan servicing portfolio that were in the path of Hurricane Katrina. Twelve of the 13 properties are in its Fannie Mae DUS portfolio, which involve a risk sharing commitment by the Company. One of the twelve experienced no damage, ten experienced damaged estimated at below $25,000, and one property (located in Bay Saint Louis, Mississippi) experienced substantial damage. Any financial obligation from the Company will be paid from reserves established in accordance with the Company’s DUS agreement. The remaining property, which was located in New Orleans, is in the Company’s Freddie Mac portfolio, which does not involve a risk sharing commitment by the Company.

As we mentioned, our Company is committed to assisting in the rebuilding of the Gulf Coast, and we are currently exploring several options on how we can best participate. At this time, it is too early to announce our plans, but we will look forward to reporting to you at a later date.